Exhibit 99.1

BioTime and Subsidiary Cell Cure Neurosciences Ltd. Announce Financing

ALAMEDA, Calif. & JERUSALEM--(BUSINESS WIRE)--November 7, 2012--BioTime, Inc. (NYSE MKT: BTX) and its subsidiary Cell Cure Neurosciences Ltd. (Cell Cure) today announced that they have entered into a share purchase agreement through which BioTime agreed to purchase 87,456 Cell Cure ordinary shares in exchange for 906,735 BioTime common shares. As a result of the share purchase, BioTime will own, directly and through its wholly owned subsidiary ES Cell International Pte. Ltd., approximately 62.6% of the outstanding ordinary shares of Cell Cure.

The number of BioTime common shares that will be issued to acquire the Cell Cure shares was based upon an average market price of $3.86 per BioTime common share determined on the basis of the ten actual trading days prior to November 1, 2012. Under the Share Purchase Agreement, BioTime may be required to issue additional common shares to Cell Cure, or Cell Cure may be required to issue additional Cell Cure ordinary shares to BioTime, depending upon whether the market value of BioTime common shares increases or decreases by more than 15%, based upon the average closing price for the ten trading days commencing on May 1, 2013. If the market value of BioTime common shares declines by more than 15%, then BioTime will issue an additional number of shares required to make the value of the total number of common shares issued equal to $3.5 million, less the initial $3.86 market price multiplied by any BioTime common shares sold by Cell Cure prior to that date, and subject to a maximum 33% increase in the number of BioTime shares issued. Conversely, if the value of BioTime shares increases by more than 15% as of such date, Cell Cure will be required to issue to BioTime a number of additional Cell Cure ordinary shares sufficient to bring the value of the Cell Cure shares issued to BioTime under the Share Purchase Agreement to the value of the BioTime common shares issued, also determined on the basis of a ten-day trading period commencing on May 1, 2013, but subject to a 33% maximum increase in the number of Cell Cure shares issued.

Cell Cure is engaged in the research and development of human cell-based therapies for the treatment of retinal and neural degenerative diseases. It is currently focusing its efforts on developing cells for the treatment of macular degeneration as well as working on other neural degenerative diseases. Cell Cure’s lead product under development is OpRegen®, a proprietary formulation of retinal cells designed to provide a long-term therapy for dry age-related macular degeneration, the leading cause of blindness in the aging population. Plans for the development of OpRegen® include filing an application to commence human clinical trials in 2013.

A shelf registration statement of the BioTime common shares to be issued to Cell Cure has been filed with the Securities and Exchange Commission (SEC) and has been declared effective. A prospectus supplement relating to the offering will be filed with the SEC. A written prospectus, including the prospectus supplement, when filed, meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained upon request from BioTime by contacting Peter Garcia, Chief Financial Officer, at 510-521-3390 ext. 367 or pgarcia@biotimemail.com.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any BioTime common shares. No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (formerly known as HyStem®-Rx), a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority-owned subsidiary Cell Cure Neurosciences Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-Dx™ currently being developed for the detection of cancer in blood samples. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's subsidiary LifeMap Sciences, Inc. markets GeneCards®, the leading human gene database, and is developing an integrated database suite to complement GeneCards® that will also include the LifeMap™ database of embryonic development, stem cell research, and regenerative medicine, and MalaCards, the human disease database. LifeMap will also market BioTime research products. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will”, “believes”, “plans”, “anticipates”, “expects”, “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

To receive ongoing BioTime corporate communications, please click on the following link to join our email alert list: http://phx.corporate-ir.net/phoenix.zhtml?c=83805&p=irol-alerts

CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390 ext. 367
Chief Financial Officer
pgarcia@biotimemail.com
or
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com
or
Cell Cure Neurosciences Ltd.
Charles Irving, PhD, +972-2-572-2001
Chief Executive Officer
charles@cellcure.co.il